EXHIBIT 99.1

National Commerce Financial Corporation
One Commerce Square
Memphis, TN 38150
901 523 3434

www.ncfcorp.com

NEWS RELEASE

Contact: Tim Schools
(901) 523-3087

NATIONAL COMMERCE FINANCIAL EXPECTS FIRST QUARTER 2003

EARNINGS PER SHARE OF APPROXIMATELY $.31 ON AGREEMENT TO

SETTLE FIRST MERCANTILE LAWSUIT AND LOWER NET INTEREST INCOME

MEMPHIS, Tennessee, (April 2, 2003) — National Commerce Financial Corporation (NYSE: NCF) announced today that it expects to earn approximately $.31 per diluted share for the first quarter 2003, which results are impacted significantly by a charge of approximately $.06 to $.07 per share related to an agreement to settle the previously disclosed purported class action lawsuit against its First Mercantile business unit and lower net interest income.

AGREEMENT TO SETTLE FIRST MERCANTILE LITIGATION

National Commerce announced today that it has reached an agreement with plaintiffs’ counsel to settle a purported class action filed in December 2002 against the Company, its subsidiaries First Mercantile Trust Company (“First Mercantile”) and National Bank of Commerce, a subsidiary of First Mercantile, and two officers of First Mercantile. The purported class action relates to fees collected by First Mercantile on investments held in common trust funds.

The settlement agreement is subject to confirmatory discovery by the plaintiffs and approval by the federal court in Tennessee, among other conditions, includes no admission of liability or wrongdoing by the Company or other defendants and, assuming all conditions are met, will fully resolve the lawsuit. The Company expects to file formal settlement documents with the court in the next 30 days. Thereafter, the court will set the schedule for final resolution of the matter. The plaintiff class will receive a total benefit with an estimated value of $18 million, payable $10.7 million in cash and $7.3 million in go-forward fee reductions. The Company is pursuing recovery of a portion of the settlement and the Company’s legal fees with its corporate insurance carriers; however, the amount of any recovery cannot be determined at this time. The Company has not factored any recovery into its $.06 to $.07 charge for the first quarter.

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National Commerce Financial Release

Ernest C. Roessler, chairman, president and chief executive officer of NCF stated: “We believe that putting this litigation behind us is in the best interests of NCF and First Mercantile and will allow First Mercantile management to refocus on its customers and growing its business.”

NET INTEREST INCOME

First quarter net interest income is expected to be approximately $185 million, down from $193 million in the fourth quarter of 2002 and $186 million in first quarter 2002 on a lower net interest margin. The Company’s net interest margin is expected to decline 20 to 22 basis points from 4.20 percent in the fourth quarter of 2002 to between 3.98 percent and 4.00 percent for the first quarter of 2003 primarily as a result of lower earning asset yields. The Company’s investment portfolio yield for the first quarter was approximately 35 to 40 basis points below the fourth quarter yield and the Company’s forecast, causing a shortfall in net interest income of $5 to $6 million, or $.02 per diluted share. The decline in investment portfolio yield is attributed to increased prepayments of collateralized mortgage obligations, resulting in accelerated premium amortization, and lower reinvestment rates. In addition, the Company’s loan yield has declined primarily as a result of lower interest rates and a less favorable economic outlook during the quarter, causing more commercial borrowers to opt for floating rate loans, which average 200 to 300 basis points lower than fixed rate loans. The Company has taken steps to reduce its asset sensitivity by lowering the risk of prepayments in the investment portfolio while at the same time lowering its cost of deposits and borrowings.

“I am very disappointed in our first quarter results. The economic environment remains extremely challenging, inhibiting our ability to grow loans to the extent we had anticipated,” said Roessler. “Through all of last year, we consciously shifted our balance sheet to a more neutral or slightly asset sensitive position, in the expectation of rising interest rates some time during 2003. Ongoing economic uncertainty compounded with our current interest rate sensitivity is now causing pressure on our short-term earnings. Although first quarter results will be below our expectations, the fundamentals of our company are still very strong. Our challenge for the balance of this year will be to improve our loan and deposit growth, reduce our asset sensitivity more to neutral and to implement prudent expense savings throughout the organization to fund our continued expansion commitment in the dynamic Atlanta market and to offset the decline in the net interest margin.”

QUARTERLY EARNINGS RELEASE

National Commerce will host a conference call to discuss first quarter earnings on Thursday, April 17, 2003 at 2:00 EDT, following the release of the Company’s quarterly financial results. Interested parties may access the conference call via a live webcast through a link on the Company’s website at www.ncfcorp.com or by calling 1-800-289-0468. A replay of the conference call will also be available 24 hours a day, by telephone 1-888-203-1112 or 719-457-0820, pass code 244216, and at www.ncfcorp.com, following the call and running through April 30, 2003.

National Commerce Financial Release

ABOUT NCF

National Commerce Financial Corporation, headquartered in Memphis, Tennessee, is a sales and marketing organization that delivers select financial and consulting services through a national network of banking and non-banking affiliates. Press releases and additional information can be found at www.ncfcorp.com.

FORWARD-LOOKING STATEMENTS

These statements constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.

NCF does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to competition from both financial and non-financial institutions; changes in interest rates, deposit flows, loan demand and real estate values; changes in legislation or regulation; changes in accounting principles, policies or guidelines; the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond the control of NCF; and other economic, competitive, governmental, regulatory and technological factors affecting NCF specifically or the banking industry or economy generally.

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